EXHIBIT 5.B.

NAMES AND ADDRESSES OF
THE UNDERWRITERS OF THE BONDS

Mizuho International plc
Bracken House
One Friday Street
London EC4M 9JA
Attn: Dawn Ward

Citigroup Global Markets Limited
Citigroup Centre
Canada Square
Canary Wharf
London E14 5LB
Attn: Tom Pauk

Nomura International plc
Nomura House
1 St Martin’s-le-Grand
London EC1A 4NP
Attn: Keryn Bartlam

UBS Limited
100 Liverpool Street
London EC2M 2RH
Attn: Cathy Salisbury

Daiwa Securities SMBC Europe Limited
5 King William Street
London EC4N 7AX
Attn: June Tuppen

Deutsche Bank AG London
17/19 Throgmorton Avenue
(Garden House)
London EC2N 2JJ
Attn: Esther Flaxman

Goldman Sachs International
Peterborough Court
133 Fleet Street
London EC4A 2BB
Attn: Francesca McWilliams

Morgan Stanley & Co. International Limited
25 Cabot Square
Canary Wharf
London E14 4QA
Attn: Adam Smith